Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 dated December 7, 2009) of Grubb & Ellis Company for the registration of up to 125,000 shares of its preferred stock and 3,915,250 shares of its common stock, and to the use of our report dated May 27, 2009 (except notes 2, 3, 10, 13, 15, 16, 19, 20, 22, 25, and 26 as to which the date is December 2, 2009) with respect to the consolidated financial statements and schedules of Grubb & Ellis Company included in this Registration Statement.

/s/ Ernst & Young LLP
Irvine, California
December 2, 2009